UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2010

Cooper Industries plc
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	1-31330	98-0632292
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5 Fitzwilliam Square, Dublin 2, Ireland		2
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2010, Cooper issued the press release attached hereto as Exhibit 99.1 announcing that Senior Vice President and Chief Financial Officer, Terry A. Klebe, will retire sometime later in 2010. Mr. Klebe is a participant in Cooper’s Stock Incentive Plan (the "Plan"), which provides for granting equity awards including stock options and performance-based share awards to executives and other key employees. Upon the retirement of a participant in the Plan, the Management Development and Compensation Committee (the "Committee") of the Board of Directors has the discretion to decide if a participant who retires before performance-based share awards are determined will be eligible to receive all or part of any such awards that may be earned. In connection with Mr. Klebe’s retirement, the Committee determined that Mr. Klebe would be eligible to receive any performance-based share awards that were granted in 2009 for the 2009-2011 cycle and were granted in 2010 for the 2010-2012 cycle. Mr. Klebe received grants for 21,000 performance shares for the 2009-2011 cycle and 19,725 performance shares at the target level of performance for the 2010-2012 cycle. Any performance-based share awards will be earned based on satisfaction of the performance criteria previously approved by the Committee and any payout of such awards will be made at the same time that other Plan participants receive their awards. In February 2010, Mr. Klebe also received a stock option grant for 52,600 shares. These grants of performance-based share awards and stock options are consistent with normal grant amounts and do not reflect any additional awards in recognition of Mr. Klebe’s retirement.

Item 9.01 Financial Statements and Exhibits.

99.1 Company press release dated February 22, 2010 titled, "Cooper Industries Announces Organizational Changes."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries plc

February 26, 2010	By:	/s/ Terrance V. Helz

Name: Terrance V. Helz
Title: Associate General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Company press release dated February 22, 2010 titled, "Cooper Industries Announces Organizational Changes."